INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 333-32681 and 333-89839 of Sun Bancorp, Inc. on Form S-8 of our report dated February 3, 2003 (March 19, 2003 as to Note 27) (which expressed an unqualified opinion and an explanatory paragraph concerning the change in accounting for goodwill in 2002 to conform to Statement of Financial Accounting Standards No.
147), incorporated by reference in this Annual Report on Form 10-K of Sun Bancorp, Inc. for the year ended December 31, 2002





/s/Deloitte & Touche LLP
DELOITTE & TOUCHE LLP
Philadelphia, Pennsylvania
March 26, 2003